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                                                                   EXHIBIT 99.1


                                  PRESS RELEASE

The following is the text of a press release issued by Service Merchandise Company, Inc. on October 28, 1998, relating to the amendment of its credit agreement.

NASHVILLE, Tenn.--Oct. 28, 1998--Service Merchandise Company, Inc. (NYSE: SME) today announced that it has amended its credit agreement with the syndicate of banks that provides the Company with a $900 million term loan and revolving credit facility.

The amendment, which was approved by the bank group, reduces the fixed charge coverage requirement (the ratio of earnings before interest, taxes, depreciation, amortization and rents to cash interest plus rents) from 1.25 to
1.05 for the fourth quarter of 1998. No other changes were made to the agreement. Currently, additional borrowing availability under the facility is approximately $260 million.

Sam Cusano, Executive Vice President and Chief Financial Officer, said, "It is important our vendor partners see the continued support of our bank group during the transformation of Service Merchandise. With this amendment, we have expanded the Company's operating cushion under the credit agreement. We very much appreciate the support of our banks in this process."

Service Merchandise fine jewelry, gift and home stores offer dominant selections of name brand products and value pricing. The Brentwood, Tenn.-based company employs approximately 25,000 associates and operates 355 stores in 34 states.